Exhibit No. 3.1

ARTICLES OF AMENDMENT

TO

THE AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CITIZENS BANCSHARES CORPORATION

1.

The name of the corporation is Citizens Bancshares Corporation (the “Corporation”).

2.

The main office of the Corporation is located at 75 Piedmont Avenue, N.E., Atlanta, Georgia 30303.

3.

The following new Article 4B is inserted in the Articles of Incorporation of the Corporation:

“ARTICLE 4B

The Corporation shall also be authorized to issue 10,000,000 shares of preferred stock, no par value (“Preferred Stock”).  The Board of Directors of the Company is hereby granted the authority, subject to the provisions of this Article 4B and to the limitations prescribed by law, to classify the unissued shares of Preferred Stock into one or more series of Preferred Stock and with respect to each such series to fix by resolution or resolutions providing for the issuance of such series the terms, including the preferences, rights and limitations, of such series. Each series shall consist of such number of shares as shall be stated in the resolution or resolutions providing for the issuance of such series together with such additional number of shares as the Board of Directors by resolution or resolutions may from time to time determine to issue as a part of the series. The Board of Directors may from time to time decrease the number of shares of any series of Preferred Stock (but not below the number thereof then outstanding) by providing that any unissued shares previously assigned to such series shall no longer constitute part thereof and restoring such unissued shares to the status of authorized but unissued shares of Preferred Stock.

(a)                                  The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i)                                   The number of shares constituting that series and the distinctive designation of that series;

(ii)                                The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

(iii)                             Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)                            Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v)                               Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vi)                            Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; and

(vii)                         Any other relative rights, preferences and limitations of that series.

(b)                                 The holders of shares of each series of Preferred Stock shall be entitled upon liquidation or dissolution, or upon the distribution of the assets, of the Company to such preferences as provided in the resolution or resolutions creating the series, and no more, before any distribution of the assets of the Company shall be made to the holders of any other series of Preferred Stock or to the holders of shares of Common Stock and non-voting common stock. Whenever the holders of shares of Preferred Stock of all series shall have been paid the full amounts to which they shall be entitled, the holders of shares of Common Stock and non-voting common stock shall be entitled to share ratably in all the remaining assets of the Company.”

4.

The Board of Directors of the Corporation duly adopted the amendment set forth in Article 3 of these Articles of Amendment at a board meeting held on January 28, 2009.  The shareholders of the Corporation duly adopted the amendment set forth in Article 3 of these Articles of Amendment in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code at a special meeting of shareholders on March 2, 2009.

5.

All other provisions of the articles of incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has executed these Articles of Amendment on this 2 day of March, 2009.

CITIZENS BANCSHARES CORPORATION

By:	/s/ James E. Young

Name:	James E. Young

Title:	President and Chief Executive Officer

ATTEST:

By:	/s/ Cynthia N. Day
Name:	Cynthia N. Day
Title:	SEVP/COO

[CORPORATE SEAL]